Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 12, 2019, with respect to the consolidated balance sheets of Covey Park Energy LLC and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operation, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the Form 8-K of Comstock Resources Inc. dated November 13, 2019 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Denver, Colorado
November 13, 2019